Exhibit 99.1

Jaguar Health and its Subsidiary, Napo Pharmaceuticals,
Enter Accounts Receivable Purchase Agreement with Oasis
Capital, LLC

April 2020 sales of Mytesi® generate gross accounts receivable of $2,753,639

SAN FRANCISCO, CA / May 13, 2020 / Jaguar Health, Inc. (NASDAQ: JAGX) today announced that Jaguar and its wholly owned subsidiary, Napo Pharmaceuticals, Inc., (collectively, the “Company”) have jointly entered into an accounts receivable purchase agreement with Oasis Capital, LLC (“Oasis”) pursuant to which Oasis has initially agreed to purchase all of the Company’s accounts receivable related to the April 2020 sales of the Company’s Mytesi® drug product to Cardinal Health, Inc. (the “April 2020 Accounts Receivable”). The April 2020 Accounts Receivable have a gross value of $2,753,639.

“We are pleased to enter into this agreement with Oasis, as it supports our strategy of bringing in non-dilutive capital as we continue to focus on our new, recently announced enhanced market access strategy and work to become a stable, cash flow positive business supported primarily by growth in Mytesi sales,” said Lisa Conte, Jaguar's president and CEO.

Per the terms of the agreement, Oasis will receive a fee of 5.45% (the “Fee”) of the $2,753,639 April 2020 Accounts Receivable following their purchase of the April 2020 Accounts Receivable for $1,032,000 (the “Purchase Price”). Oasis will return to the Company within five days any amount that exceeds the sum of the Purchase Price and the Fee. As with all Mytesi gross sales, the April 2020 Accounts Receivable will be reduced by Medicare, ADAP 340B chargebacks, returns, and wholesale distribution fees based on historical trends to determine net sales.

Under the agreement, Oasis is entitled to a one-time transaction fee of $25,000 and may be entitled to additional transaction fees to the extent Oasis purchases additional accounts receivable under the agreement, which fees will not exceed $5,000 per transaction.

The initial term of the agreement is one year, which will automatically renew for successive one-year periods unless notice of non-renewal is provided by the Company at least 30 days prior to the expiration of a term. Notwithstanding the foregoing, either Oasis or the Company may terminate the agreement on 60 days’ prior written notice.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding any possible future purchases of Company accounts receivables by Oasis. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX

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